UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 22, 2012
Date of Report (Date of earliest event reported)

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	012183	11-2644611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

734 Walt Whitman Road, Melville, New York 11747
(Address of principal executive offices) (Zip Code)

(631) 421-5452
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On February 22, 2012, Bovie Medical Corporation (the “Company”) executed a certain Confidential Settlement Agreement and Mutual General Release (the “Settlement Agreement”), by and among the Company, Andrew Makrides, the Company’s Chief Executive Officer, and Moshe Citronowicz, the Company’s Director of Strategic Development, on the one hand, and Steve Livneh (“Livneh”), Henvil Corp. Ltd. (“Henvil”) and Lican Developments Ltd. (“Lican”), on the other hand, relating to pending litigations in the Middle District of Florida and the Southern District of New York (collectively, the “Litigations”).

Under the terms of the Settlement Agreement, the Company will, among other things, perform the following:  (i) make a $250,000 lump sum payment to Livneh, (ii) make 18 installment payments to Livneh in the amount of $23,222.22 per month, (iii) reimburse Livneh for all unpaid expenses that Livneh incurred on behalf of the Company during the period of his employment and/or consultancy (from October 1, 2006 through August 11, 2010), (iv) pay Livneh $14,700, which represents the balance of the amounts due to Henvil under a certain bill of sale, dated April 12, 2010, (v) transfer to Livneh the title of a certain automobile, (vi) transfer to Livneh all of the Company’s right and interest in certain Intellectual Property (as defined in the Settlement Agreement) pertaining to the Modular Ergonomic Grip (“MEG”), Modullion, RF Skin Resurfacing, Scannula, Double Jaw Forceps and Tip-On-Tube designs and trade name (collectively, the “Assigned Patents”), (vi) transfer to Livneh certain parts for the MEG device, (vii) grant Livneh an exclusive license to produce, market and sell the Seal-N-Cut device in the People’s Republic of China, (viii) pay to Livneh royalty payments of 3% on the Company’s Net Sales (as defined in the Settlement Agreement) of the Seal-N-Cut device outside the People’s Republic of China, and (ix) pay to Livneh a one-time royalty payment of 5% upon the closing of any sale by the Company of its right or interest in any Intellectual Property pertaining to the Seal-N-Cut device.  To secure the Company’s obligations, the Company granted Livneh a security interest in all of its rights and interest of the Company in the Seal-N-Cut device, including all Intellectual Property pertaining thereto.  All payments hereunder were accrued during the fourth quarter of 2011.

In exchange, Livneh will, among other things, perform the following: (i) pay to the Company royalty payments of 3% on Livneh’s Net Sales of the Assigned Patents, excluding any Net Sales of the RF Skin Resurfacing or Tip-On-Tube, (ii) pay to the Company a one-time royalty payment of 5% upon the closing of any sale by Livneh, Henvil or Lican of their right or interest in any Intellectual Property pertaining to the Assigned Patents, and (iii) pay to the Company royalty payments of 3% on Livneh’s Net Sales of the Seal-N-Cut device in the People’s Republic of China.

As a result of the Settlement Agreement, the Company has taken a write down in the fourth quarter of 2011 of approximately $737,000 off its balance sheets for the transfer of the MEG and the Modullion intellectual property.  The Company has also taken additional accrued expenses for the transfer of related inventory and molds of approximately $194,000.

The Settlement Agreement contains no admission of liability or wrongdoing by the Company, Mr. Makrides, Mr. Citronowicz, Livneh, Henvil or Lican.  Pursuant to the Settlement Agreement, the Company, Mr. Makrides, Mr. Citronowicz, Livneh, Henvil and Lican agreed to dismiss the Litigations with prejudice and they fully and finally released all claims known and unknown, foreseen and unforeseen, which they had against each other through the date of the Agreement.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.  The following exhibit is filed as part of this Report on Form 8-K:

Exhibit No.                                Description of Exhibit

99.1	Confidential Settlement Agreement and Mutual General Release entered into February 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2012	BOVIE MEDICAL CORPORATION

By: /s/ Andrew Makrides
Andrew Makrides
Chief Executive Officer and Chairman of the Board